(e)(i)

AMENDED SCHEDULE OF APPROVALS

with respect to the

DISTRIBUTION AGREEMENT

between

ING STRATEGIC ALLOCATION PORTFOLIOS, INC.

and

ING INVESTMENTS DISTRIBUTOR, LLC

Company

ING Strategic Allocation Conservative Portfolio

ING Strategic Allocation Growth Portfolio

ING Strategic Allocation Moderate Portfolio